UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2016

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450
Louisville, Kentucky		40222
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective on May 3, 2016, Sypris Electronics, LLC (“Electronics”), a wholly-owned subsidiary of Sypris Solutions, Inc. (the “Company”) entered into an office and light manufacturing facility lease agreement (the “Lease”) with University Business Center I, LLC to lease approximately 49,386 rentable square feet (the “Premises”) of a building located at 10421 University Center Drive, Tampa, FL (the “Building”) beginning in January 2017. The Base Rent payments associated with the Lease will be approximately $7.1 million over the 11 year term of the Lease, and the Company estimates that operating expenses owed to the landlord over the term of the Lease, will be approximately $2.0 million. So long as Electronics is not in default of the Lease beyond any applicable notice and cure period, the Base Rent for months 1-24 will be abated by 50% and operating expenses will be abated 100% for months 1-6, and 50% for months 7-24. Additionally, Electronics’ obligations under the Lease have been guaranteed by the Company.

The Company has the right to extend the term of the Lease for five (5) years, then the successive right to extend the term for an additional five (5) years. Subject to certain terms and conditions, the Company also has the right to sublease, assign or transfer the Premises.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2016	Sypris Solutions, Inc.

	By:	/s/ John R. McGeeney
John R. McGeeney
General Counsel and Secretary

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